Moores Rowland

摩斯倫會計師事務所

Chartered Accountants
Certified Public Accountants

34th Floor, The Lee Gardens
33 Hysan Avenue
Causeway Bay, Hong Kong
香港銅鑼灣希慎道33號利園壹期34樓

Tel 電話 : (852) 2909 5600
Fax 傳真 : (852) 2810 0032

Our Ref.: DL/CS/O113/ABA/cs

July 5, 2007

Securities and Exchange Commission
100 F Street, NE
Washington DC 20459
United States

Dear Sirs,

ORSUS XELENT TECHNOLOGIES, INC.

We have read Item 4.01(a) of Orsus Xelent Technologies, Inc.'s Form 8-K, which discusses the resignation of Moores Rowland as its independent accountants, and we agree with the statements made therein except for the last sentence of the first paragraph and the last sentence of the fourth paragraph for which we have no basis to agree or disagree.

Yours faithfully,

Moores Rowland
(formerly Moores Rowland Mazars)